Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030

SANDERSON FARMS, INC. NAMES

DAVID BARKSDALE TO BOARD OF DIRECTORS

LAUREL, Miss. (August 7, 2018) — Sanderson Farms, Inc. (NASDAQ: SAFM) today announced that David Barksdale was elected to the Company’s Board of Directors, effective August 7, 2018. He will serve as a Class A director until the annual meeting of shareholders in 2019 and will, if re-elected at that meeting, serve for a term expiring in 2020.

Barksdale, age 42, currently serves as Managing Member of Alluvian Capital, LLC, a privately held company in New Orleans, Louisiana, with diversified investments in the telecommunications and software industries. He was Co-Chairman from 2014 to 2018, and Chief Executive Officer from 2009 to 2014, of Spread Networks, LLC, a provider of wholesale telecommunications services to enterprise customers, which was acquired by Zayo Group Holdings, Inc. in March 2018. He serves on the board of Servato Corp., based in New Orleans and a leading provider of active battery management solutions to telecom, power, transportation and solar companies. Barksdale previously worked as an attorney at Cleary Gottlieb Steen & Hamilton LLP in New York City, handling primarily private equity, mergers & acquisitions and non-profit matters.

Barksdale has been an active volunteer in the New Orleans community holding various leadership positions. He currently serves on the Board of Tulane at Tulane University, the Board of Trustees of the Greater New Orleans Foundation, and as vice-chair of The Idea Village Board of Directors. He previously served on the board of the National World War II Museum and the Advisory Board of the New Orleans BioInnovation Center. He has a bachelor’s degree from Tulane University and holds a juris doctorate from New York University School of Law.

Commenting on the announcement, Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc., said, “We welcome David Barksdale to the Sanderson Farms Board of Directors as an independent director. He brings extensive business, investment and legal experience that will complement the work and expertise of our other members. He has also been engaged in important civic activity throughout the New Orleans community, making him an excellent fit with our corporate culture. We look forward to his valuable insight and contributions as we continue to execute our growth strategy.”

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

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